CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is LSB INDUSTRIES, INC..

2.  The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, City of Dover 19901, County of Kent.

3.  The registered agent of the Corporation within the State of Delaware is hereby changed to Capitol Services, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.  The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 8/21/98 .

/s/ David R. Goss
Signature

David R. Goss, V.P.
Printed Name and Title